Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-277125) of Vontier Corporation, and
(2) Registration Statement (Form S-4 No. 333-261232) of Vontier Corporation, and
(3) Registration Statement (Form S-8 No. 333-249343) pertaining to Vontier Corporation 2020 Stock Incentive Plan, Vontier Corporation Executive Deferred Incentive Plan, Vontier Retirement Savings Plan, and Vontier Union Retirement Savings Plan of Vontier Corporation;

of our reports dated February 12, 2026, with respect to the consolidated financial statements and schedule of Vontier Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Vontier Corporation and subsidiaries included in this Annual Report (Form 10-K) of Vontier Corporation for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 12, 2026